Exhibit 99.1

For Information: Scott Lamb Telephone: (713) 332-4751	April 8, 2005

KAISER ALUMINUM NOTIFIED OF VOTING RESULTS FOR LIQUIDATING
PLANS IN CONNECTION WITH SALE OF INTERESTS IN AND RELATED TO
ALUMINA REFINERIES IN JAMAICA AND AUSTRALIA;
RELATED HEARING BEGINS ON APRIL 13

      FOOTHILL RANCH, California, April 8, 2005 — Kaiser Aluminum has been notified that Logan & Company, the claims agent in Kaiser’s Chapter 11 case, has filed a report with the U.S. Bankruptcy Court for the District of Delaware indicating that a sufficient volume of creditors (in number and amount) have voted to accept the two Liquidating Plans (as defined in Kaiser’s Form 10-K for 2004) filed in conjunction with the previously announced sale of Kaiser’s interests in and related to alumina refineries in Jamaica and Australia, to permit confirmation of the Plans to proceed.

      Kaiser’s Form 10-K for 2004 provides additional detail on the Liquidating Plans and the proposed distribution of cash proceeds in connection with the Plans. In addition, the Plans and related Disclosure Statements are posted in the Restructuring section of Kaiser’s web site at www.kaiseraluminum.com.

      The filing by Logan & Company also indicates that holders of the company’s 12-¾% Senior Subordinated Notes, as a group, voted not to accept the Plans. Accordingly, as discussed more fully in the company’s Form 10-K and the Disclosure Statements related to the Plans, the Court will determine the allocation of distributions among holders of the company’s 9-⅞% Senior Notes, 10-⅞% Senior Notes, and the 12-¾% Senior Subordinated Notes.

      Certain technical objections to the Plans have also been filed. The Court will hold a hearing beginning on April 13 to hear and rule on the plan objections and the allocation of distributions among holders of the company’s 9-⅞% Senior Notes, 10-⅞% Senior Notes, and the 12-¾% Senior Subordinated Notes.

      The Court’s decisions regarding confirmation will be subject to appeal. No assurances can be provided as to whether or when the Liquidating Plans will be confirmed by the Court or ultimately consummated or, if confirmed and consummated, as to the amount of distributions to be made to individual creditors of the liquidating subsidiaries or the company. Further, the company cannot predict what the ultimate allocation of distributions among holders of the company’s 9-⅞% Senior Notes, 10-⅞% Senior Notes, and the 12-¾% Senior Subordinated Notes will be, when any such resolution will occur, or what impact any such resolution may have on the company and its ongoing reorganization efforts.

      The Liquidating Plans relate exclusively to the interests in and related to alumina refineries in Jamaica and Australia and will have no impact on the normal ongoing fabricated products business unit or other continuing operations.

      Kaiser Aluminum (OTCBB: KLUCQ) is a leading producer of fabricated aluminum products for aerospace and high-strength, general engineering, automotive, and custom industrial applications.

F-1016

Company press releases may contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors.